CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and to the incorporation by reference in this Post-Effective Amendment Number 21 to the Registration Statement (Form N-1A)(No. 33-62174) of Legg Mason Investors Trust, Inc., of our reports dated April 29, 2002, included in the 2002 Annual Reports to shareholders.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania
July 5, 2002